UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2012

V. F. Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 336-424-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Bylaws.

On October 18, 2012, V.F. Corporation (the “Company”) amended its By-laws, effective immediately, to eliminate the classification of the Board of Directors to have future elections of directors be for one-year terms commencing with the 2013 Annual Meeting of Shareholders of the Company. Directors who have been elected to three-year terms prior to the effectiveness of the amendments will complete those terms. The language of the modified paragraphs in the amended and restated Article II, Sections 3, 5 and 6 of the By-laws, is shown below (with deleted text shown as strikethrough and new text shown as underlined):

“Section 3. Number~~, Classification,~~ and Term of Office. The number of directors of the Corporation shall be not less than six and may consist of such larger number as may be determined from time to time by the Board of Directors. ~~The Board of Directors shall be divided into three classes, each class of which shall be as nearly equal in number as possible, the term of office of at least one class shall expire in each year, and the members of a class shall not be elected for a shorter period than one year, or for a longer period than three years. One-third (or the nearest approximation thereto) of the number of the Board of Directors, determined as aforesaid, shall be elected at each Annual Meeting of the shareholders for terms to expire no later than the third subsequent meeting of shareholders at which directors are elected. Each director shall hold office for the term for which he is elected~~ Each director elected shall be elected for a one year term and such director shall hold office until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

In no case will the manner of election prescribed in this Article II, Section 3 shorten the term of any incumbent director.

Section 5. Removal. ~~The entire Board of Directors, or a class of the Board, or any individual director~~ Any one or more directors who have been elected for a term of one year or less may be removed from office with or without cause by the vote of shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at any election of ~~directors or of such class~~ directors. Any one or more directors who have been elected for a term of more than one year may be removed from office by the vote of shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at any election of directors only for cause. In case the Board of Directors or ~~such a class of the Board or~~ any one or more directors shall be so removed, new directors may be elected at the same meeting. ~~The repeal of a provision of the Articles or By-Laws prohibiting, or the addition of a provision to the Articles or By-Laws permitting, the removal by the shareholders of the Board of Directors, a class of the Board or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which he was elected~~.

Section 6. Vacancies. Vacancies in the Board of Directors, whether occurring because of death, resignation, removal, increase in the number of directors, or because of some other reason, may be filled by a majority of the remaining members of the Board, though less than a quorum. If there remain no directors, then any such vacancy may be filled by the vote of the holders of a majority of the shares cast at a meeting at which a quorum shall be present. Any director chosen to fill a vacancy, including a vacancy resulting from an increase in the number of directors, shall hold office until the next election of ~~the class for which such director has been chosen~~directors, and until his successor has been selected and qualified or until his earlier death, resignation or removal. The Board of Directors shall not fill a vacancy on the Board of Directors or a newly created directorship with any candidate who has not agreed to tender, promptly following his appointment to the Board of Directors, an irrevocable resignation that will be effective upon the occurrence of the events set forth in both of the following clauses (a) and (b): (a) the failure of such director to receive the number of votes required for reelection at the next annual meeting of shareholders at which he stands for reelection, and (b) the acceptance of such director’s resignation by the Board of Directors.”

The remainder of the By-laws has not been amended. The complete By-laws as amended and restated are filed herewith as Exhibit 3.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

3.1	Amended and Restated By-laws of VF Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION (Registrant)

October 19, 2012	By:	/s/ Laura C. Meagher
Laura C. Meagher
Vice President, General Counsel and Secretary